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                       STOCK APPRECIATION RIGHT AWARD AGREEMENT
                                          OF
                           FIRSTWORLD COMMUNICATIONS, INC.


               THIS AGREEMENT, dated as of ____________ ___, ____, is made by and between FirstWorld Communications, Inc., a Delaware corporation (the "COMPANY") and ______________ (the "HOLDER").

               WHEREAS, the Company has adopted The 1999 Equity Incentive Plan of FirstWorld Communications, Inc. (the "PLAN"), which authorizes the Company, acting through its Board of Directors (or the Committee) to grant Stock Appreciation Rights to certain employees of the Company or its Subsidiaries;

               WHEREAS, the Company wishes to grant the Holder a Stock Appreciation Right under the Plan; and

               WHEREAS, the Committee has determined that it would be to the advantage and best interests of the Company and its stockholders to grant the Stock Appreciation Right provided for herein to the Holder as an inducement to enter into or continue employment with the Company or a Subsidiary and the Committee has advised the Company of its determination and instructed the undersigned officers to issue this Stock Appreciation Right, as authorized under the Plan.

               NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder do hereby agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

               Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

SECTION 1.1 - AGREEMENT

               "AGREEMENT" shall mean this Stock Appreciation Right Award Agreement of FirstWorld Communications, Inc.

SECTION 1.2 - EXERCISE AMOUNT

               The "EXERCISE AMOUNT" of a Stock Appreciation Right shall mean the product of (i) the number of Phantom Shares as to which the Stock Appreciation Right is then being exercised and (ii) the excess, if any, of (1) the Value of a Phantom Share as defined in Section 1.8 hereto over (2) the Initial Price of the Phantom Share established in this Agreement.

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SECTION 1.3 - HOLDER

               "HOLDER" shall mean the above named and undersigned [Employee] [consultant] of the Company or Subsidiary.

SECTION 1.4 - INITIAL PRICE

               The "INITIAL PRICE" of a Phantom Share shall mean the exercise price of a Phantom Share with respect to which a Stock Appreciation Right is granted determined as of the date on which the Stock Appreciation Right is granted, as determined by the Committee. The Holder may not dispute the Committee's determination of the Initial Price.

SECTION 1.5 - PHANTOM SHARES

               "PHANTOM SHARES" shall mean hypothetical, nonexistent, fractional shares of Common Stock of the Company. One Phantom Share shall equal one share of Common Stock of the Company.

SECTION 1.6 - PLAN

               "PLAN" shall mean The 1999 Equity Incentive Plan of FirstWorld Communications, Inc.

SECTION 1.7 - STOCK APPRECIATION RIGHT

               "STOCK APPRECIATION RIGHT" shall mean the right granted to a Holder under the Plan and this Agreement to receive cash measured by the appreciation in the Value of the Phantom Shares granted to the Holder under the Plan from the date of grant to the date of exercise, subject to the limitations and conditions provided in the Plan and in this Agreement.

SECTION 1.8 -VALUE OF A PHANTOM SHARE

               The "VALUE OF A PHANTOM SHARE" as of any date shall be the "fair market value" of a share of Common Stock of the Company. The "fair market value" of a share of Common Stock as of a given date shall mean: (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred; or (ii) if Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the "fair market value" of a share of Common Stock shall be established by the Board acting in good faith, giving predominate weight to the earnings history, book value and prospects of the Company in light of market and industry conditions generally.

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                                     ARTICLE II

                         GRANT OF STOCK APPRECIATION RIGHT

SECTION 2.1 - GRANT OF STOCK APPRECIATION RIGHT

               In consideration of the Holder's promises set forth in Section
2.3 below, and for other good and valuable consideration, on the date hereof, the Company grants to the Holder, upon the terms and conditions set forth in this Agreement, a Stock Appreciation Right with respect to _______________ (______) Phantom Shares. This Stock Appreciation Right is granted pursuant to the Plan and shall also be subject to the terms and conditions set forth in the Plan, which terms and conditions are hereby incorporated by reference.

SECTION 2.2 - INITIAL PRICE

               The Initial Price of the Phantom Shares covered by the Stock Appreciation Right shall be as follows:

               (a) $_____ per share with respect to the First Installment (as defined in Section 3.1 below);

               (b) $_____ per share with respect to the Second Installment (as defined in Section 3.1 below);

               (c) $_____ per share with respect to the Third Installment (as defined in Section 3.1 below); and

               (d) $_____ per share with respect to the Fourth Installment (as defined in Section 3.1 below).

SECTION 2.3 - CONSIDERATION TO THE COMPANY

               In consideration of the granting of this Stock Appreciation Right by the Company, the Holder agrees to render faithful and efficient services to the Company or a Subsidiary, with such duties and responsibilities as the Company shall from time to time prescribe. Nothing in this Agreement or in the Plan shall confer upon the Holder any right to continue [in the employ] [as a consultant] of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to discharge the Holder at any time for any reason whatsoever, with or without cause.

SECTION 2.4 - ADJUSTMENTS IN STOCK APPRECIATION RIGHT

               In the event that the Company's Common Stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares, the Board shall make an appropriate and equitable adjustment in the number of Phantom Shares

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as to which the Stock Appreciation Right, or portions thereof then unexercised, shall be exercisable. Such adjustments shall be made with the intent that, after the change or exchange of shares, the Holder's proportionate interest shall be maintained as before the occurrence of such event. Any adjustment in the Stock Appreciation Right shall be made without change in the total Initial Price applicable to the Stock Appreciation Right or the unexercised portion of the Stock Appreciation Right (except for any change in the aggregate Initial Price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in Initial Price per Phantom Share. Any such adjustment made by the Board shall be final and binding upon the Holder, the Company and all other interested persons.

SECTION 2.5 - RIGHT OF BOARD TO CONVERT STOCK APPRECIATION RIGHTS TO OPTIONS

               The Holder hereby acknowledges that the Board shall have the right, but not the obligation, to convert the Stock Appreciation Right hereby granted to "options" to purchase Common Stock of the Company or such other securities of the Company as the Common Stock may have been exchanged for or into. If the value of the shares of Common Stock underlying the Option at the time of conversion is less than or equal to the exercise price of the Option, the Option issued to the Holder would be an Incentive Stock Option; however, if the value of the shares of Common Stock underlying the Option at the time of conversion is greater than the exercise price of the Option, the Option issued to the Holder would be a Non-Qualified Stock Option. Any conversion effected pursuant to this Section 2.5 shall adopt (i) an exercise price of the options equal to the Initial Price as stated in this Agreement, (ii) an option period equal to the period of exercisability as provided in this Agreement and (iii) such other terms as determined by the Board. Upon the Board's determination to effect a conversion pursuant to this Section 2.5, the Board shall provide prompt notice to the Holder of such determination (the "CONVERSION NOTICE"). The Holder must surrender this Agreement within fifteen (15) business days of the delivery of the Conversion Notice. Within fifteen (15) business days of the receipt of the Holder's Agreement, the Board shall issue an option agreement to the Holder consistent with this Section 2.5 and such other terms as determined by the Board.

                                    ARTICLE III

                              PERIOD OF EXERCISABILITY

SECTION 3.1 - COMMENCEMENT OF EXERCISABILITY

               (a) Subject to Section 5.4 and 5.8 hereof, the Stock Appreciation Right shall become exercisable in installments as follows:

                      (i) The first installment (the "FIRST INSTALLMENT") shall consist of twenty-five percent (25%) of the Phantom Shares covered by the Stock Appreciation Right and shall become exercisable on [_______ __, ____] [the first anniversary of the date the Stock Appreciation Right is granted or the date the Stock Appreciation Right begins to vest, whichever is earlier].

                      (ii) The second installment (the "SECOND INSTALLMENT") shall consist of twenty-five percent (25%) of the Phantom Shares covered by the Stock Appreciation Right and shall become exercisable on [_______ __, ____] [the second anniversary of the date the Stock Appreciation Right is granted or the date the Stock Appreciation Right begins to vest, whichever

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       is earlier].

                      (iii) The third installment (the "THIRD INSTALLMENT") shall consist of twenty-five percent (25%) of the Phantom Shares covered by the Stock Appreciation Right and shall become exercisable on [_______ __, ____] [the third anniversary of the date the Stock Appreciation Right is granted or the date the Stock Appreciation Right begins to vest, whichever is earlier].

                      (iv) The fourth installment (the "FOURTH INSTALLMENT") shall consist of twenty-five percent (25%) of the Phantom Shares covered by the Stock Appreciation Right and shall become exercisable on [_______ __, ____] [the fourth anniversary of the date the Stock Appreciation Right is granted or the date the Stock Appreciation Right begins to vest, whichever is earlier].

               (b) No portion of the Stock Appreciation Right which is unexercisable at [Termination of Consultancy] [Termination of Employment] shall thereafter become exercisable.

SECTION 3.2 - DURATION OF EXERCISABILITY

               The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable under Section 3.3 or Section 3.4.

SECTION 3.3 - EXPIRATION OF STOCK APPRECIATION RIGHT

               The Stock Appreciation Right may not be exercised to any extent by the Holder, the Holder's personal representative in the event of the death of the Holder or any other individual after the first to occur of the following events:

               (a) The expiration of seven years from the date this Stock Appreciation Right was granted;

               (b) The expiration of ninety (90) days from the date of the Holder's [Termination of Consultancy] [Termination of Employment] for any reason prior to a Public Offering except death or Disability or Termination for Cause;

               (c) The expiration of thirty (30) days from the date of the Holder's [Termination of Consultancy] [Termination of Employment] for any reason after a Public Offering except death or Disability or Termination for Cause;

               (d) The expiration of twelve (12) months from the date of the Holder's [Termination of Consultancy] [Termination of Employment] due to the Holder's death or Disability; or

               (e) At the discretion of the Committee, the date of the Holder's [Termination of Consultancy] [Termination of Employment] if such termination qualifies as a Termination for Cause.

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                                     ARTICLE IV

                        EXERCISE OF STOCK APPRECIATION RIGHT

SECTION 4.1 - PERSONS ELIGIBLE TO EXERCISE

               During the lifetime of the Holder, only the Holder may exercise a Stock Appreciation Right granted to him or her, or any portion thereof. After the death of the Holder, any exercisable portion of a Stock Appreciation Right may, prior to the time when such portion becomes unexercisable under Article III, be exercised by such Holder's personal representative or by any person empowered to do so under the deceased Holder's will or under the then applicable laws of descent and distribution.

SECTION 4.2 - PARTIAL EXERCISE

               At any time and from time to time prior to the time when any exercisable Stock Appreciation Right or exercisable portion thereof becomes unexercisable under Article III, such Stock Appreciation Right or portion thereof may be exercised in whole or in part; PROVIDED, HOWEVER, that the Committee may require any partial exercise to be for the lesser of 25% of the Award or 1,000 Phantom Shares.

SECTION 4.3 - MANNER OF EXERCISE

               The Stock Appreciation Right, or any exercisable portion thereof, may be exercised solely by delivery to the Company's Secretary of all of the following prior to the time when such Stock Appreciation Right or such portion becomes unexercisable under Article III hereof:

               (a) Notice in writing signed by the Holder or other person then entitled to exercise such Stock Appreciation Right or portion thereof, stating that such Stock Appreciation Right or portion is exercised, such notice complying with all applicable rules established by the Committee; and

               (b) In the event that the Stock Appreciation Right or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right or portion thereof.

SECTION 4.4 - EFFECT OF EXERCISE

               (a) Upon the exercise of all or part of the Stock Appreciation Right in accordance with the provisions of the Plan and this Agreement, the Company shall pay to the Holder or other person properly exercising such Stock Appreciation Right the Exercise Amount in accordance with Section 4.4(b) below.

               (b) The Exercise Amount determined under Section 4.4(a) shall be paid in cash in three equal annual installments of principal commencing as soon as practicable after the Stock

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       Appreciation Right, or any portion thereof, has been exercised and the
       Board has determined the Value of the Phantom Shares with respect to which the Stock Appreciation Right has been exercised.

               (c) The Company shall make appropriate deductions from the amounts payable under Section 4.4(a) for payroll tax and other withholdings required by federal, state or local law or requested by the Holder.

SECTION 4.5 - RIGHTS AS STOCKHOLDER

               The Holder shall not be, nor have any of the rights or privileges of, a stockholder of the Company by virtue of this Stock Appreciation Right or the exercise thereof.

                                     ARTICLE V

                                  OTHER PROVISIONS

SECTION 5.1 - ADMINISTRATION

               The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Holder, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

SECTION 5.2 - WITHHOLDING

               The Holder acknowledges that the Company or a Subsidiary may have an obligation to withhold a portion of the amounts otherwise payable to the Holder upon exercise of the Stock Appreciation Right pursuant to federal, state and local income tax laws and regulations, and the Company and its Subsidiaries are hereby authorized to withhold any such required amount.

SECTION 5.3 - STOCK APPRECIATION RIGHT NOT TRANSFERABLE

               Neither the Stock Appreciation Right nor any interest or right therein or part thereof may be sold, encumbered, pledged, assigned or transferred in any manner other than by will or by the applicable laws of descent and distribution. The Stock Appreciation Right may be exercised during the Holder's lifetime only by the Holder or his guardian or legal representative.

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SECTION 5.4 - CHANGE IN CONTROL

               Subject to Section 9.3(d) of the Plan, in the event of a Change of Control, the Board in its sole and absolute discretion shall provide either

                      (i) that all Stock Appreciation Rights granted hereunder shall become fully exercisable notwithstanding anything to the contrary set forth herein, or

                      (ii) that the resulting or surviving corporation in any merger or consolidation associated with such Change of Control will assume the Stock Appreciation Rights granted hereunder or substitute for each Stock Appreciation Right granted hereunder a right similar to that granted hereby on terms and conditions both as to the Initial Price, Value of a Phantom Share and otherwise, which shall substantially preserve to each Holder the rights and benefits of the applicable Stock Appreciation Right outstanding hereunder granted by the Company

[PROVIDED, HOWEVER, that, [except as otherwise provided in the employment agreement between the Company and the Holder,] notwithstanding anything to the contrary set forth in the Plan or elsewhere herein, the Stock Appreciation Right granted hereby shall become fully exercisable if a material reduction in the Holder's position or salary occurs within 12 months of a Change of Control and such material reduction in position or salary is directly attributable to the Change of Control. All decisions as to the acceleration of the Stock Appreciation Right as a result of a reduction in a Holder's position or salary which is directly attributable to a Change of Control, including, but not limited to, whether a reduction in position or salary is directly attributable to a Change of Control or whether such a reduction in position or salary is material, shall be made in the reasonable discretion of the Board.

SECTION 5.5 - NOTICES

               Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Holder shall be addressed to him or her at the address given beneath his or her signature hereto. By a notice given pursuant to this Section, either party may hereafter designate a different address for notices to be given to him or her. Any notice which is required to be given to the Holder shall, if the Holder is then deceased, be given to the Holder's personal representative if such representative has previously informed the Company of this status and address by written notice under this Section 5.5. Any notice shall have been deemed duly given when delivered, if personally delivered, and two (2) days after mailing, if mailed in a properly sealed envelope addressed as aforesaid, and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

SECTION 5.6 - TITLES

               Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

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SECTION 5.7 - CONSTRUCTION

               This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

SECTION 5.8 - STOCKHOLDER APPROVAL

               The Plan will be submitted for approval by the Company's stockholders within twelve (12) months after the date the Plan was initially adopted by the Board. This Stock Appreciation Right may not be exercised to any extent by anyone prior to the time when the Plan is approved by the stockholders, and if such approval has not been obtained by the end of said twelve-month period, this Option shall thereupon be canceled and become null and void.

SECTION 5.9 - CONFORMITY TO SECURITIES LAWS

               The Holder acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Stock Appreciation Right is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.




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               IN WITNESS WHEREOF, this Agreement has been executed and
delivered by the parties hereto.


                                        FIRSTWORLD COMMUNICATIONS, INC.,
                                        a Delaware corporation


                                        By:
                                           -----------------------------
                                             President

                                        By:
                                           -----------------------------
                                             Secretary



-----------------------------------
       Holder


-----------------------------------


-----------------------------------
       Address

Holder's Taxpayer
Identification Number:


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